Exhibit 10.2

I-MAB

天境生物

SECOND AMENDED AND RESTATED

2018 EMPLOYEE STOCK OPTION PLAN

Adopted on February 22, 2019

First Amended and Restated on July 22, 2019

Second Amended and Restated on December 25, 2019

I-Mab

天境生物

Second Amended and Restated 2018 Employee Stock Option Plan

PREFACE

On February 22, 2019, the Company adopted the 2018 Employee Stock Option Plan of I-Mab (the “Original Plan”).

On July 22, 2019, the Original Plan was amended and restated in its entirety by the Company pursuant to the Amended and Restated Employee Stock Option Plan of I-Mab (the “Amended and Restated Plan”).

On December 25, 2019, the Company has adopted the Second Amended and Restated Employee Stock Option Plan of I-Mab (this “Plan”), which amends and restates in its entirety the Amended and Restated Plan.

1.	DEFINITIONS AND INTERPRETATION

(A)	In this Plan, save where the context otherwise requires, the following expressions have the respective meanings set forth opposite them:

“Adoption Date”	February 22, 2019;

“Auditors”	the auditors for the time being of the Company;

“Board”	the board of directors of the Company or a duly authorised committee thereof;

“business day”	any day (excluding Saturday) on which banks in the PRC generally are open for business;

“Change in Control”

means a Corporate Transaction in which immediately after the consummation of such transaction, the Shareholders immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or acquiring entity in such transaction, or (B) more 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction, in each case in substantially the same proportions as their ownership immediately prior to such transaction.

Notwithstanding the foregoing, the term Change in Control will not include (x) a Listing or a transaction the primary purpose of which is to facilitate a Listing, (y) a transaction the primary purpose of which is to raise capital for the Company, or (z) other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Company”	I-Mab 天境生物, a company incorporated in the Cayman Islands;

“Committee”	means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with paragraph 3(C);

“Contract”	means, in relation to an Employee, his or her contract of Employment with any of the Employing Entities;

“Corporate Transaction”

the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the such transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise;

“Employee”	any full-time or part-time employee (including, without limitation, an executive director) of the Group and any consultant or adviser of the Group, and “Employment” has a corresponding meaning;

“Employing Entity”	any of I-Mab Biopharma (天境生物科技（上海）有限公司) or I-MAB Biopharma US Limited, as Subsidiaries of the Company.

“Employment Commencement Date”	for purposes of this Plan, with respect to any Employee, the effective date of such Employee’s initial Contract with the relevant Employing Entity.

“Exercise Net Proceeds”	the amount (if any) by which (i) the net proceeds of sale (e.g., after payment of, without limitation, stamp duty, commissions, brokerage and Stock Exchange transaction levy, and withholding tax amount (if applicable)) of the Shares, exceeds (ii) the Subscription Price applicable to such Shares;

“Grantee”	any Employee, or if approved by the Board, designee of any Employee, who accepts an offer in accordance with the terms of this Plan by executing an Offer Letter with the Group, or (where the context so permits) any person who is entitled to any Option in consequence of the death of the original Grantee or other permitted transfer;

“Group”	the Company and its Subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing”	the listing of all or any part of the Company’s or any of its Subsidiaries’ share capital to a recognised stock or other investment exchange or the grant of permission by any stock or other exchange to deal in the same and “Listed” has a corresponding meaning;

“Listing Date”	the day on which dealings in the Shares on the Stock Exchange first commence;

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Memorandum and Articles”	the memorandum and articles of association of the Company for the time being in force;

“Offer Letter”	the letter, referred to in paragraph 4(B), the form of which shall be approved by the Board, entered into by and among the Company and a Grantee regarding the offer of an Option;

“Officer”	means any person designated by the Company as an officer;

“Option”	a right granted to subscribe for Shares pursuant to this Plan;

“Option Period”	the period during which the Option can be exercised as set forth in the Offer Letter;

“Option Shares”	Shares allotted and issued to a Grantee pursuant to the exercise of an Option;

“Plan”	this 2018 employee stock option plan in its present form or as amended from time to time in accordance with the provisions hereof;

“Pre-Listing Option Interests”	has the meaning defined in paragraph 10(A);

“PRC”	the People’s Republic of China, and for purpose of this Agreement, does not include Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“RMB”	Renminbi, the lawful currency of the People’s Republic of China;

“Shares”	ordinary shares of US$0.0001 each in the capital of the Company (or of such other nominal amount as shall result from a sub-division, consolidation, redenomination, reclassification or reconstruction of the share capital of the Company from time to time);

“Stock Exchange”	any qualified stock exchange approved by the Board in accordance with the Memorandum and Articles of the Company;

“Subscription Price”	the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option, as described in paragraph 5;

“Subsidiary”	a company which is for the time being and from time to time a subsidiary (within the meaning of the Listing Rules) of the Company, irrespective of where the company is incorporated;

“US$”	US Dollar, the lawful currency of the United States;

“Vesting Commencement Date”	means, with respect to a Grantee, the vesting commencement date as indicated in his or her Offer Letter; and

“Vesting Schedule”	the vesting schedule according to which the Option to be issued to the Grantee, as described in paragraph 5.

(B)	In this Plan, save where the context otherwise requires:

(i)	the headings are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of this Plan;

(ii)	references to paragraphs are references to paragraphs of this Plan;

(iii)

references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(iv)	expressions in the singular shall include the plural and vice versa;

(v)	expressions in any gender shall include other genders; and

(vi)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises and branches.

2.	CONDITION

This Plan shall take effect subject to the passing of a resolution by the Board to approve and adopt this Plan, and to authorise the Board to grant Options to subscribe for Shares hereunder and to allot, issue and deal with Shares pursuant to the exercise of any Options granted under this Plan.

3.	DURATION AND ADMINISTRATION

(A)

Subject to paragraph 15, this Plan shall be valid and effective for the period of ten (10) years commencing on the Adoption Date after which period no further Options will be granted, but the provisions of this Plan shall in all other respects remain in full force and effect and the Grantees may exercise the Options in accordance with the terms upon which the Options are granted.

(B)

This Plan shall be subject to the administration of the Board and the decision of the Board shall be final and binding on all parties. The Board shall have the right (i) to interpret and construe the provisions of the Plan, (ii) to determine the persons who will be awarded Options under the Plan, the number and Subscription Price and other terms (e.g., any performance conditions upon which the exercise of an Option is conditioned) of Options awarded thereto, (iii) to make such appropriate and equitable adjustments to the terms of Options granted under the Plan as it deems necessary, (iv) to amend, add to and/or delete any of the provisions of this Plan, provided that no such amendment, addition or deletion shall adversely affect the rights of any Grantee in respect of any Options granted to such Grantee, (v) to adopt such procedures and rules as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of Hong Kong or the PRC (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Option Letter that are required for compliance with the laws of the relevant foreign jurisdiction); and (vi) to make such other decisions or determinations as it shall deem appropriate in the administration of the Plan.

(C)

Notwithstanding the foregoing, the Board may delegate any of its powers, authorities and discretions in relation to the Plan to any Committee, and any such delegation may be made on such terms and subject to such conditions as the Board may think fit and the Board may at any time remove any person so appointed and may annul or vary any such delegation. Any delegation of administrative powers will be reflected in written resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(D)

The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and, to the extent permitted by applicable law, the terms of such Options, and (ii) determine the number of Option Shares to be subject to such Options; provided, however, that the Board resolutions regarding such delegation will specify the total number of Option Shares that may be subject to the Options granted by such Officer and that such Officer may not grant an Option to himself or herself. Any such Options will be granted on substantially the form of Offer Letter most recently approved for use by the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer to determine the fair market value of the Shares.

(E)

No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

4.	OFFER AND GRANT OF OPTIONS

(A)

On and subject to the terms of this Plan, the Board shall be entitled to make an offer to any Grantee as the Board may in its absolute discretion select to take up Options in respect of such number of Shares as the Board may determine at the Subscription Price. Options may be granted on such terms and conditions in relation to their vesting, exercise or otherwise (e.g. by linking their exercise to the attainment or performance of milestones by the Company, any Subsidiary, the Grantee or any group of Employees) as the Board may determine, provided such terms and conditions shall not be inconsistent with any other terms and conditions of this Plan.

(B)

An Offer Letter shall be made to a Grantee in such form as the Board may from time to time determine requiring the Grantee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Plan.

(C)	A Grantee is not required to pay for the grant of any Option.

(D)

The offer of Options under this Plan shall be in compliance with all applicable laws, regulations and exchange rules, whether in PRC, Hong Kong or other jurisdictions of which the Grantee or the Company are then subject to, in connection with offer of Options.

5.	SUBSCRIPTION PRICE AND VESTING SCHEDULE

(A)	The Subscription Price shall be approved by the Board and shall be set out in the Offer Letter.

(B)

Unless otherwise approved by the Board and set forth in an Offer Letter, the Vesting Schedule shall be a two-year vesting schedule consisting of a cliff vesting of fifty percent (50%) on the first (1st) anniversary of the Vesting Commencement Date and, a vesting of the remaining fifty percent (50%) on the second (2nd) anniversary of the applicable Vesting Commencement Date. Notwithstanding the foregoing, if a Listing occurs at any time prior to any Option granted under this Plan becoming fully vested, and to the extent such Option has been granted and outstanding, any such Option shall vest in full with immediate effect upon the Listing, inure to the benefit of the related Grantees.

6.	EXERCISE OF OPTIONS

(A)

Unless otherwise approved by the Board, an Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option or attempt so to do, except pursuant to paragraph 10 hereof. Notwithstanding the foregoing, in the event of the Grantee ceasing to be an Employee by reason of his/her death, disability or for any other reason that the Board considers valid, before exercising the Option in full, the Grantee’s vested Option may be assigned to its representative (to the extent not already exercised). The executor or administrator of a deceased member, the guardian of an incompetent Grantee shall be the only person recognized by the Company as the representative to be assigned with the Option. The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent Grantee may be accepted by the Company even if the deceased, or incompetent is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor is issued by a foreign court or other competent authorities which had competent jurisdiction in the matter. Any permitted assignment of options shall only be made in a manner that is not prohibited by applicable tax and securities laws.

(B)

Except otherwise approved by the Board, an Option, to the extent then vested, shall become exercisable only upon the earlier of (i) six (6) months after a Listing, and (ii) occurrence of a Change in Control; provided, however that in each case, no Option of an Employee shall become exercisable until the third (3rd) anniversary of such Employee’s Employment Commencement Date. Notwithstanding the foregoing, the exercise shall be conditioned upon compliance in full with all applicable laws, regulations and exchange rules, whether in PRC, Hong Kong or other jurisdictions of which such Grantee or the Company is then subject to, in connection with the exercise of the Options, including without limitation requirements imposed by the Listing Rules and the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), and, in the case of a Grantee being a national or a resident of the PRC, PRC foreign exchange regulations and rules (e.g., Notice on Relevant Matters regarding Onshore Individuals’ Participation in Share Incentive Plan of Offshore Listed Companies issued by the State Administration for Foreign Exchange of the PRC (as amended from time to time) effective as of February 15, 2012, or, Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Offshore Investment and Financing and Inbound Investment through Special Purpose Companies by PRC Residents effective as of July 4, 2014 (as amended from time to time), as applicable). The Board may provide that an Option shall only become exercisable following any approval deemed necessary from the State Administration for Foreign Exchange of the PRC, or other regulatory entity.

(C)

An Option may be exercised in whole or in part in the manner as set out in paragraph 6(D) or 6(E) (as the case may be) by the Grantee (or his or her personal representatives) giving notice in writing to the Company in the form of the notice attached hereto as Schedule I, or such other form as may be adopted by the Board from time to time, stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. In addition, a Grantee may be required to enter into a voting trust agreement or power of attorney in favour of ZANG, Jingwu Zhang in his capacity as a founder of the Group, or shareholders’ agreement, as a condition to exercise of the Option.

(D)

Each notice of exercise of an Option must be accompanied by a remittance for the aggregate amount of the Subscription Price multiplied by the number of Shares in respect of which the notice is given. Within 30 days after receipt of the notice and remittance and, where appropriate, receipt of the Auditors’ certificate pursuant to paragraph 9, the Company shall allot and issue or procure the allotment and issue of the relevant Option Shares to the Grantee (or his or her personal representative) credited as fully paid.

(E)

Notwithstanding paragraph 6(D), after a Listing and subject to Company’s appointment of an appropriate administrator of the Plan, a Grantee may request by a notice of exercise to the Company to direct and procure the administrator of the Plan to exercise an Option (to the extent exercisable by the Grantee) and sell the relevant Shares, and pay the Grantee in cash an amount equal to the Exercise Net Proceeds in connection with such sale of Shares. It shall be a condition of the exercise of an Option under this paragraph 6(E) that the net proceeds of sale of the relevant Shares (as referred to in the definition of “Exercise Net Proceeds”) shall exceed the Subscription Price of such Shares. The Grantee shall provide the Company with such information in relation to the method of making payment as the Company may require, and the making of such payment in accordance with such information shall operate as a complete and absolute discharge of the Company’s obligations in respect of a Grantee’s exercise of Option pursuant to this paragraph 6(E). If so requested by the Company, a Grantee shall deliver a duly executed receipt of payment contemporaneously with the making of such payment.

(F)

Subject to paragraph 10, Option Shares will be subject to the provisions of the Memorandum and Articles of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue as from the date of exercise of the Option and in particular will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of exercise of the Option other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor is before the date of exercise of the Option, provided always that when the date of exercise of the Option falls on a date upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first business day on which the register of members of the Company is re-opened.

(G)

Prior to the expiry of the Option Period, any cancellation of Options granted but not exercised shall require the approval of the Board and the Grantee in question. Cancelled Options may be re-issued after such cancellation has been approved, provided that re-issued Options shall only be granted in compliance with the terms of this Plan and applicable law.

(H)

Without prejudice to the generality of the foregoing, the Grantee may only exercise an Option subject to any restrictions as may be reasonably imposed by the Board from time to time with a view to ensuring or facilitating compliance with any applicable laws, mandatory rules and/or regulations binding on the Company and/or the Grantee, particularly those relating to insider dealing and other prohibitions under the Listing Rules.

7.	LAPSE OF OPTION

(A)	General. An Option shall lapse automatically (to the extent not already exercised) on the earliest of:

(i)	the expiry of the Option Period;

(ii)	two (2) years after the date when the Option becomes exercisable as set for in paragraph 6(B), if not exercised;

(iii)	the date when any circumstance in violation of paragraph 6(A) occurs; or

(iv)	subject to paragraph 7(B) to (F), on an Grantee ceasing to be an Employee.

(B)	Lapse for Death or Illness. Subject to paragraph 7(C), if an Grantee ceases to be an Employee by reason of:

(i)	the Grantee’s death; or

(ii)

the Grantee’s serious illness or injury which, in the opinion of the Board, renders the Grantee concerned unfit to perform the duties of his or her Employment and which in the normal course would render the Grantee unfit to continue performing the duties under his or her Contract provided such illness or injury is not self-inflicted or as a result of alcohol or drug abuse;

then, subject to the paragraph 6(B), any unvested Option will immediately lapse and the Grantee or his or her personal representatives (if appropriate) may exercise all his or her vested Options until the later of: (i) 90 days after the date when the Options become exercisable as set for in paragraph 6(B), or (ii) six (6) months after the date of cessation of Employment or directorship, or such longer period as the Board may determine. Any vested Option not exercised prior to the expiry of the above-mentioned period shall lapse.

(C)

Lapse on Termination for Cause. If the Board determines that any Grantee ceasing to be an Employee by any of the following reason, (i) any act of grave misconduct or willful default or willful neglect in the discharge of duties of the Grantee with the Group; (ii) without prejudice to the generality of (i) above, being proven to have carried out any fraudulent activity or have fraudulently failed to carry out any activity whether or not in connection with the affairs of the Group; (iii) being convicted of any offence; (iv) being proved to take advantages of such Grantee’s position to make interest for him/herself or for others; (v) being proved to appropriate assets of the Group; (vi) serious violation or persistent breach of any terms of the employment agreement, the confidentiality and intellectual property rights assignment agreement, the non-compete and non-solicitation agreement, the anti-bribery agreement or any other agreements entered into by and between such Grantee and any member of the Group; (vii) repeated drunkenness or use of illegal drugs or being addicted to gambling which adversely interferes with or is reasonably expected to adversely interfere with the performance of such Grantee’s obligations and duties of employment; and (viii) any other conduct which, as the Board determines in good faith, would justify the termination of his or her Contract, then any Option (whether vested or unvested) held by the Grantee shall immediately lapse (unless the Board resolves otherwise in its absolute discretion).

(D)

Lapse on Cessation for Other Reason. If (a) an Grantee ceases to be an Employee for any reason other than those set up in paragraph 7(B) or 7(C) (such termination of Employment, an “Other Termination”) at any time prior to the second (2nd) anniversary of the Grantee’s Employment Commencement Date, then, any and all of the Grantee’s Options, regardless of whether or not then vested, shall immediately lapse upon such Other Termination; (b) an Other Termination occurs at any time on or from the second (2nd) anniversary of an Grantee’s Employment Commencement Date and prior to the third (3rd) anniversary of his or her Employment Commencement Date, then, fifty (50%) percent of the vested Options then held by him/her shall be repurchased by the Company at the price as set forth in the Offer Letter (the “Early Termination Repurchase Price”), and all remaining part of his or her Options, regardless of whether or not then vested, shall immediately lapse upon such Other Termination; or (c) an Other Termination occurs at any time on or from the third (3rd) anniversary of an Grantee’s Employment Commencement Date, then, subject to paragraph 6(B), any unvested Option will immediately lapse and the Grantee or his or her personal representatives (if appropriate) may exercise all his or her vested Options until later of: (i) 90 days after the date when the Options become exercisable as set for in paragraph 6(B), or (ii) 30 days after the date of cessation of Employment or directorship, or such longer period as the Board may otherwise determine. Any vested Option not exercised prior to the expiry of the above-mentioned period shall immediately lapse.

(E)	Lapse on a General Offer or Corporate Transaction. An unexercised Option may lapse as provided in paragraphs 9(B) or 9(C) hereof in the case of a General Offer or a Corporate Transaction.

(F)

Lapse on Winding-up. If notice is duly given of a resolution for the voluntary winding-up of the Company, vested Options may, subject to paragraph 6(B), be exercised prior to the date of the resolution. The Grantee shall accordingly be entitled, in respect of the Shares falling to be allotted and issued upon the exercise of his or her Option, to participate in the distribution of the assets of the Company available in liquidation pari passu with the holders of the Shares in issue on the day prior to the date of such resolutions.

8.	MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS

(A)

The maximum number of Shares in respect of which Options may be granted under this Plan shall not, subject to paragraph 9, exceed 14,005,745 Shares in the aggregate. Notwithstanding the foregoing, solely in connection with the initial public offering of the Company (the “IPO”), the maximum number of Shares in respect of which Options may be granted under this Plan, shall be adjusted as follows (subject to paragraph 9):

Max=14,997,680-Q-A, and rounded down to the nearest whole number

Q=1,446,875

M=1,371,973

Z=2,000,000

If C<=3,446,875, then A=C-Q

If C>3,446,875 but <= 4,818,848, then A=Z + (C-Q-Z) × 62.10%

If C>4,818,848, then A=Z + M× 62.10%

Max: The maximum number of Shares in respect of which Options may be granted under this Plan

C:

Total number of ordinary shares to be issued to all the holders of the preferred shares of the Company immediately prior to the closing of the IPO less the total number of ordinary shares that would have been issued to all the holders of the preferred shares of the Company immediately prior to the closing of the IPO had the conversion ratio been 1:1 for each series of the preferred shares

(B)

Unless otherwise approved by the Board, no Employee shall be granted an Option which, if exercised in full, would result in such Employee becoming entitled to subscribe for such number of Shares as, when aggregated with the total number of Shares already issued under all the Options previously granted to him which have been exercised, and, issuable under all the Options previously granted to him which are for the time being subsisting and unexercised, would exceed ten percent (10%) of the aggregate number of Shares for the time being issued and issuable under this Plan.

(C)

The maximum number of Shares referred to in paragraphs 8(A) and 8(B) will be adjusted, in such manner as an independent financial adviser or the Auditors (acting as experts and not as arbitrators) shall confirm to the Board in writing in the terms set out in paragraph 9 below or otherwise as the Board deems appropriate, in the event of any alteration in the capital structure of the Company whether by way of capitalisation of profits or reserves, rights issue, consolidation, sub-division or reduction of the share capital of the Company or otherwise howsoever.

(D)

Notwithstanding the foregoing, Shares that are subject to or underlie Options granted under this Plan that expire or for any reason are cancelled or terminated without having been exercised (or Shares subject to or underlying the unexercised portion of such Options in the case of Options that were partially exercised), or Option Shares or Options repurchased by the Company pursuant to paragraph 10, to the extent cancelled by the Company after such repurchase, will again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent Options grants under this Plan.

9.	REORGANISATION OF CAPITAL STRUCTURE AND OTHER CORPORATE EVENTS

(A)

Reorganisation of Capital Structure. In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable, whether by way of capitalisation of profits or reserves, rights issue, consolidation, sub-division, or reduction of the share capital of the Company or otherwise howsoever in accordance with legal requirements, other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company is a party or an issue of shares pursuant to, or in connection with, any share option plan, share appreciation rights plan or any arrangement for remunerating or incentivising any employee, consultant or adviser to the Company or any Subsidiary or in the event of any distribution of the Company’s capital assets to its shareholders on a pro rata basis (whether in cash or in specie) other than dividends paid out of the net profits attributable to its shareholders for each financial year of the Company, such corresponding alterations (if any) shall be made to:

(i)	the number or nominal amount of Shares subject to the Option so far as unexercised;

(ii)	the Subscription Price;

or any combination thereof, as an independent financial adviser or the Auditors shall confirm to the Board in writing, either generally or as regard any particular Grantee, to have given a participant the same proportion (or rights in respect of the same proportion) of the equity capital as that to which that person was previously entitled, but that no such adjustments be made to the extent that a share would be issued at less than its nominal value. The capacity of the independent financial adviser or Auditors (as the case may be) in this paragraph is that of experts and not of arbitrators and their confirmation shall, in the absence of manifest error, be final and binding on the Company and the Grantees. The costs of the independent financial adviser or Auditors (as the case may be) shall be borne by the Company.

(B)

General Offer. If a general or partial offer, whether by way of take-over offer, share repurchase offer, or scheme of arrangement or otherwise in like manner is made to all shareholders of the Company (or all such shareholders other than the offeror and/or any person controlled by the offeror and /or any person associated with or acting in connect with the offeror) (a “General Offer”), the Company shall use all reasonable endeavours to procure that such offer is extended to all the Grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them which at the time vested, shareholders of the Company. If such offer becomes or is declared unconditional or such scheme or arrangements is formally proposed to shareholders of the Company, the Grantee shall, notwithstanding any other terms on which his or her Options were granted (provided that any performance condition must first be satisfied), be entitled to exercise his or her vested Options at any time up until (i) the close of such offer (or any revised offer); or (ii) the record date for entitlements under a scheme of arrangement, as applicable, and any unexercised Options will immediately lapse on the close of business on such date.

(C)

Corporate Transaction. The following provisions will apply to Options in the event of a Corporate Transaction (including a Change in Control) unless otherwise provided in the Option Letter or any other written agreement between the Company or any Grantee or unless otherwise expressly provided by the Board at the time of grant of an Option. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Options, contingent upon the closing or completion of the Corporate Transaction:

(i)

arrange for the surviving entity or acquiring company (or the surviving or acquiring company’s parent company) to assume or continue the Option or to substitute a similar award for the Option (including, but not limited to, an option to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii)

accelerate the vesting, in whole or in part, of the Option (and, if applicable, the time at which the Option may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Option terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Grantees to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;

(iii)

cancel or arrange for the cancellation of the Option, to the extent not vested prior to the effective time of the Corporate Transaction, and pay such cash consideration (or no consideration) as the Board, in its sole discretion, may consider appropriate; and

(iv)

make a payment for each vested Option, in such form as may be determined by the Board equal to the excess, if any, of (x) the per share amount payable to holders of Shares in connection with the Corporate Transaction, over (y) any exercise price payable by such holder in connection with such exercise, multiplied by the number of vested Shares under the Option. This payment may be $0 if the per share amount payable in respect of a Share in the Corporate Transaction is equal to or less than the Subscription Price. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares.

The Board need not take the same action or actions with respect to all Options or portions thereof or with respect to all Grantees in a Corporate Transaction. The Board may take different actions with respect to the vested and unvested portions of an Option. Notwithstanding the foregoing, in the event the Corporate Transaction is conducted for the purpose of Listing on a Stock Exchange in the PRC, the Company shall arrange for the PRC listing entity to assume or continue the Options or to substitute a similar award for the Options.

(D)

Accelerated Vesting on a Change in Control. The Board may provide that an Option may be subject to additional acceleration of vesting upon or after a Change in Control or as may be provided in any other written agreement between the Company and the Grantee, but in the absence of such provision, no such acceleration will occur.

(E)	Effectiveness of this paragraph 9. This paragraph 9 shall terminate in its entirety upon a Listing.

10	RIGHT OF REPURCHASE OF SHARES OR OPTIONS

(A)

Notwithstanding any provision herein to the contrary, unless otherwise approved by the Board and set forth in an Offer Letter, prior to a Listing, after a Grantee’s termination of employment by or services to the Company or any of its Subsidiaries, any Option Share issued by the Company as a result of the exercise of an Option of such Grantee or any vested Option held by such Grantee (collectively, “Pre-Listing Option Interests”) shall be subject to a right, but not an obligation, of repurchase by the Company and/or its assignee(s) (the “Right of Repurchase”), at the price as set forth in the Offer Letter (the “Repurchase Price”).

(B)

If the Company wishes to exercise its Right of Repurchase, it shall give notice thereof to the Grantee, and the Grantee shall immediately endorse and deliver to the Company the share certificate(s) representing the Option Shares being repurchased (if applicable) and take all such actions and do all such things as necessary for effecting the Right of Repurchase, and the Company shall then promptly pay, pursuant to the provisions of clause 10(C) below, the total Repurchase Price to the Grantee. If the Company exercises its Right of Repurchase, it may exercise its right with respect to all or part of the Pre-Listing Option Interests.

(C)

The Repurchase Price shall be paid first by cancellation of any obligation for accrued but unpaid interest outstanding under notes issued by the Grantee upon purchase of the Option Shares (if any), next by cancellation of principal outstanding under such notes (if any), and finally by payment in cash of the balance due.

(D)	The Right of Repurchase shall terminate upon the earlier to occur of (i) a Listing; or (ii) such other event and/or conditions as the Board may determine in its sole discretion.

11.	SHARE CAPITAL

The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

12.	DISPUTES

Any dispute arising in connection with this Plan (whether as to the number of Shares which are the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors, who shall act as experts and not as arbitrators and whose decision shall be final and binding upon all persons affected thereby.

13.	ALTERATION OF THIS PLAN

This Plan may be altered in any respect by the prior approval of the Board, provided that no such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration, except with the consent or sanction of such majority of the Grantees as would be required of the shareholders of the Company under the Memorandum and Articles for the time being of the Company for a variation of the rights attached to the Shares.

14.	TAX LIABILITY

The Grantee shall be solely liable to pay all taxes and other levies which may be assessed or assessable on any payments made by the Company hereunder and all payments required to be made hereunder by the Company shall be subject to the deduction or withholding of such amounts as the Board may reasonably determine is necessary or desirable by reason of any liability to tax or obligation to account for tax or loss of any relief from tax which may fall on the Company or any Subsidiary in respect of, or by reason of such payment or the exercise of an Option, and the Grantee agrees to indemnify and keep the Company (for itself and as trustee for its subsidiaries) indemnified in respect of any such liability, obligation or loss and accepts that any claim in respect of such indemnity may be satisfied by set-off against any sums due from the Company or any Subsidiary to such Grantee from time to time. In the event that any tax liability becomes due on the exercise of an Option for which the Company is required to account to, the Option may not be exercised unless the Grantee has made a payment to the Company an amount equal to such tax liability.

15.	TERMINATION

The Board may at any time terminate the operation of this Plan and in such event no further Options will be offered but in all other respects the provisions of this Plan shall remain in full force and effect.

16.	MISCELLANEOUS

(A)

This Plan shall not form part of any contract of employment between the Company or any Subsidiary and any Employee or Grantee, and the rights and obligations of any Employee or Grantee under the terms of his or her office or employment shall not be affected by his or her participation in this Plan or any right which he or she may have to participate in it and this Plan shall afford such Employee or Grantee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

(B)

This Plan shall not confer on any person any legal or equitable right (other than those rights constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

(C)	The Company shall bear the costs of establishing and administering this Plan.

(D)

Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business or such other address as notified to the Grantee from time to time and, in the case of the Grantee, his or her address as notified to the Company from time to time or as indicated in his or her identity certificate provided by him or her to the Company or its Subsidiaries.

(E)	Any notice or other communication served by post:

(i)	by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(ii)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

(F)

All allotments and issues of Shares will be subject to all necessary consents under any relevant legislation for the time being in force in the Cayman Islands and a Grantee shall be responsible for obtaining any governmental or other official consent or approval that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or approval or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Plan.

(G)	This Plan and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

(H)

The Company and the Grantees shall agree and acknowledge that the information of this Plan and the Offer Letter shall, to the extent required by the applicable securities and other laws, be disclosed to meet the requirements of such applicable securities and other laws governing such disclosures.

I-MAB 天境生物

2018 EMPLOYEE STOCK OPTION PLAN

ADDENDUM FOR U.S. GRANTEES

1.	Purpose and Applicability

(a) This Addendum for U.S. Grantees (the “U.S. Addendum”) applies to Grantees of the I-Mab 天境生物 2018 Employee Stock Option Plan (the “Plan”) who are either U.S. residents or U.S. taxpayers (each such Grantee, a “U.S. Grantee”). The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to permit the Company to issue tax-qualified Incentive Stock Options (as defined below) to eligible U.S. Grantees.

(b) Except as otherwise provided by the U.S. Addendum, all Options granted to U.S. Grantees will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern. Capitalized terms contained herein have the same meanings given to them in the Plan, unless otherwise provided by the U.S. Addendum.

(c) This Addendum is effective as of February 22, 2019 (the “Effective Date”).

2.	Definitions

In the U.S. Addendum, the following words will have the meaning as defined below:

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Incentive Stock Option” or “ISO” means an Option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

“Majority-Owned Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

“Nonstatutory Stock Option” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “parent corporation” contained in Section 424(e) of the Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Ten Percent Shareholder” means person who owns (or is deemed to own pursuant to Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of outstanding securities of the Company or any Parent or Majority-Owned Subsidiary.

“U.S.” means the United States of America.

2.	Additional Terms Applicable to All Options Granted to U.S. Grantees.

(a) Minimum Subscription Price. Subject to the provisions of paragraph 4(e) below regarding Grantees who are Ten Percent Shareholders, the Subscription Price of each Option will be not less than 100% of the fair market value of the Stock on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with a Subscription Price lower than 100% of the fair market value of the Shares if such Option is granted pursuant to an assumption of or substitution for another option pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(b) Grants to Consultants. A consultant, contractor or advisor and that is a resident of the U.S. is not an Employee for the grant of an Option if, at the time of grant, either the offer or sale of the Option to such person is not exempt under Rule 701 of the Securities Act because the consultant is not a natural person, the services that the consultant is providing to the Company are in connection with a capital raising transaction or directly or indirectly serve to promote or maintain a market for the Company’s securities, or because of any other provision of Rule 701 of the Securities Act, unless the Company determines that such grant need not comply with the requirements of Rule 701 of the Securities Act and will satisfy another exemption under the Securities Act as well as comply with the securities laws of the U.S. state of residence of the consultant and all other applicable jurisdictions.

(c) No Cash Settlement on Exercise of Options. The Board may not grant to any U.S. Grantee an Option where the U.S. Grantee may receive a cash payment upon exercise of the Option in lieu of Shares if such Option would result in a violation of Section 457A of the Code. For clarity, this provision does not prohibit the Board for providing for the cancellation of Options pursuant to paragraph 9(C) of the Plan in connection with a Corporate Transaction.

(d) Section 409A and Section 457A of the Code. Unless otherwise expressly provided for in an Offer Letter, the terms applicable to Options granted under the U.S. Addendum will be interpreted to the greatest extent possible in a manner that makes the Options exempt from Section 409A and Section 457A of the Code, and, to the extent not so exempt, that brings the Options into compliance with Section 409A and Section 457A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Offer Letter or other written contract with the U.S. Grantee specifically provides otherwise), if the Shares are publicly traded, and if a U.S. Grantee of an Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such U.S. Grantee’s “separation from service” or, if earlier, the date of the U.S. Grantee’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

3.	Provisions Applicable to Incentive Stock Options

(a) Eligible Recipients of ISOs. As provided in Section 422(a)(2) of the Code, Incentive Stock Options may be granted only to employees of the Company, a Parent or a Majority-Owned Subsidiary. Consultants, advisors and non-employee directors are not eligible to receive Incentive Stock Options.

(b) Designation of ISO Status. The Board action approving the grant of an Option to a U.S. Grantee and the Offer Letter must specify that such Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

(c) Maximum Shares Issuable On Exercise of ISOs. Subject to the adjustment pursuant to the provisions of paragraphs 8(A) and (C) of the Plan, the maximum aggregate number of Shares that may be subject to Options that are designated as Incentive Stock Options is 14,005,745 Shares. Notwithstanding the foregoing, solely in connection with the initial public offering of the Company (the “IPO”), the maximum aggregate number of Shares that may be subject to Options that are designated as Incentive Stock Options may be granted under this Plan, shall be adjusted as follows:

Max=14,997,680-Q-A, and rounded down to the nearest whole number

Q=1,446,875

M=1,371,973

Z=2,000,000

If C<=3,446,875, then A=C-Q

If C>3,446,875 but <= 4,818,848, then A=Z + (C-Q-Z) × 62.10%

If C>4,818,848, then A=Z + M× 62.10%

Max: The maximum number of Shares in respect of which Options may be granted under this Plan

C: Total number of ordinary shares to be issued to all the holders of the preferred shares of the Company immediately prior to the closing of the IPO less the total number of ordinary shares that would have been issued to all the holders of the preferred shares of the Company immediately prior to the closing of the IPO had the conversion ratio been 1:1 for each series of the preferred shares

(d) No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option may not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the U.S. Grantee only by the U.S. Grantee. If the Board elects to allow the transfer of an Option that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option as of the date of transfer.

(e) Additional Limits for Ten Percent Stockholders. As provided by Section 422(c)(5) of the Code, a person is a Ten Percent Shareholder will not be eligible for the grant of an Incentive Stock Option unless (i) the exercise price is at least 110% of the fair market value of a Share on the date of grant and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

(f) US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate fair market value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Grantee during any calendar year (under all plans of the Company and any Affiliates) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Offer Letter(s).

(g) Post-Termination Exercise Period. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires that at all times beginning on the date of grant and ending on the day three months before the date of exercise of the Option, the U.S. Grantee must be an employee of the Company or a Parent or a Majority-Owned Subsidiary (except in the event of the Grantee’s death or disability, in which case longer periods may apply). Any Incentive Stock Option that provides for a post-termination exercise period in excess of three months from the termination of the U.S. Grantee’s employment status will automatically be treated as Nonstatutory Stock Option following such three month period.

(h) Leave of Absence. As provided by Section 422 of the Code and applicable regulations thereunder, if a U.S. Grantee is on an approved leave of absence that exceeds three months (unless reemployment upon expiration of such leave is required by statute or contract), then on the date six months following the first day of such leave, any Incentive Stock Option held by a U.S. Grantee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(i) Loss of ISO Status Upon a Reorganisation or Repricing. In connection with the adjustment of Options in connection with a reorganisation as provided in paragraph 9(A) of the Plan, or a repricing where the Subscription Price of such Options is higher than the the-current fair market value of the Shares, the Board may provide for the adjustment of Options in a manner that results in the loss of Incentive Stock Option status without the consent of the U.S. Grantee, provided that such adjustment or repricing (i) complies with Section 409A of the Code, and (ii) the loss of Incentive Stock Option status is the only adverse change to the Option.

4.	Shareholder Approval of U.S. Addendum

An Incentive Stock Option granted pursuant to the U.S. Addendum may not be exercised until such time as the Plan and the U.S. Addendum have been approved by at least a majority of the Shareholders of the Company.

5.	Term, Amendment and Termination

(a) The Board may amend, suspend or terminate this U.S. Addendum at any time. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earlier of (i) 10 years after the Effective Date and (ii) the termination of the Plan. No Incentive Stock Options may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

(b) If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Options as long as an Option issued pursuant to the U.S. Addendum remain outstanding.

(c) No amendment, suspension or termination of the U.S. Addendum may materially adversely affect any Options granted previously to any U.S. Grantee without the consent of the U.S. Grantee.

Schedule I

[Date]

[                ]

I-Mab天境生物

Dear Sir,

Re: Employee Stock Option Plan

I hereby give notice that the Option granted to me under the 2018 Employee Stock Option Plan (the “Plan”) of I-Mab 天境生物 adopted on February 22, 2019 as amended from time to time in accordance with the provisions thereof is hereby exercised in respect of [                ] Shares.

[The Option to which this notice relates is hereby exercised pursuant to paragraph 6(D) of the Plan. I enclose the remittance of US$[                ], being the aggregate amount of the Subscription Price multiplied by the number of Shares in respect of which the Share Option is exercised.] [The Option to which this notice relates is hereby exercised pursuant to paragraph 6(E) of the Plan.]1 I hereby undertake to the Company that I have complied in full with paragraph 6(B) of the Plan.

Words and expressions not otherwise defined in this letter shall have the same meanings ascribed to them in the Plan.

Yours faithfully,

……………………………………

[name of Grantee]

[1]	If exercising by way of the “Sell All” mode, delete the first sentence of the paragraph; if exercising by way of the “Hold All mode, delete the second sentence of the paragraph.